Opinion of Lathrop & Gage LLP

Duckwall-ALCO Stores, Inc.
401 Cottage Street
Abilene, Kansas 67410

Ladies and Gentlemen:

At your request, we are rendering this opinion in connection with the proposed issuance of an aggregate of 510,000 shares of common stock, $0.0001 par value ("Common Stock"), of Duckwall-ALCO Stores, Inc., a Kansas corporation (the "Company"), under stock options granted by the Company (collectively, the "Options") under the Non-Qualified Stock Option Agreement dated July 1, 2008 and the Incentive Stock Option Plan dated May 22, 2003 (such Agreement and Plan being referred to herein, collectively, as the "Plans").

In connection therewith, we have examined the originals, or certified, conformed or reproduction copies of:

1.  resolutions of the Board of Directors;

2.  the Company’s Registration Statement on Form S-8, to be filed with the Securities and Exchange Commission on or about March 18, 2010;

3.  the Plans;

4.  the Amended and Restated Certificate of Incorporation of the Company; and

5.  the Bylaws of the Company, as amended.

We have also made such other factual and legal investigations and have examined such instruments, documents, and records as we deemed necessary in order to render the opinions hereinafter expressed.  In such examination, we have assumed the following: (a) the authenticity of original documents and the genuineness of all signatures; (b) the conformity to authentic originals of all documents submitted to us as copies; and (c) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed.  As to any facts material to the opinion set forth below which were not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company and others.

Based on the foregoing, it is our opinion that:

1.  the Plans have been duly adopted and amended by the Company;

2. upon the exercise of the Options and issuance of shares of Common Stock underlying the Options, in accordance with the terms of the Plans, and delivery of such shares to the purchasers thereof against payment of the exercise price therefor, the shares will be validly issued, fully paid and non-assessable; and

3.. the Plans are not subject to the provisions of the Employee Retirement Income Security Act of 1974.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to all references to our firm in the Registration Statement and all amendments thereto, and to the use of our name wherever it appears in the Registration Statement.  In giving such consent, we do not consider that we are "experts," within the meaning of such term as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission issued thereunder, with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.

          The opinions set forth in this letter are effective as of the date hereof.  No expansion of this opinion may be made by implication or otherwise.  We express no opinion other than as herein expressly set forth.  The opinions expressed herein are solely for your benefit and may not be relied upon in any manner or for any purpose by any other person or entity.  This opinion may not be quoted in whole or in part without our prior written consent.  We disclaim any obligation to update this opinion for events occurring after the date hereof.

Very truly yours,

 /s/ LATHROP & GAGE LLP

Overland Park, Kansas
March 18, 2010